Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237583

PROSPECTUS SUPPLEMENT dated April 12, 2021
(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$7,500,000 of Common Stock

This prospectus supplement supplements the prospectus supplement dated June 1, 2020, or the “June Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and June Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and June Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of $7,500,000 aggregate amount of common stock, par value $0.001 per share, or the “common stock,” pursuant to an at market issuance sales agreement, dated November 22, 2019, and amended June 1, 2020, with B. Riley Securities, Inc. (formerly known as B. Riley FBR, Inc.) and National Securities Corporation. This prospectus supplement provides certain updated financial information for the Company as of March 31, 2021.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-17 of the June Supplement and page 17 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATED FINANCIAL INFORMATION

Management’s unaudited estimate of the range of the net asset value per share of our common stock as of March 31, 2021 was between $16.88 and $16.92.

In addition, management’s unaudited estimate of the range of our net investment income plus realized gains per share of our common stock for the quarter ended March 31, 2021 was between $0.30 and $0.34.